Exhibit 99.1

DATE: August 6, 2003

FROM:	FOR:
Padilla Speer Beardsley Inc. 1101 West River Parkway Minneapolis, Minnesota 55415	J.L. French Automotive Castings, Inc. 4508 IDS Center Minneapolis, Minnesota 55402

Shawn Brumbaugh/Marian Briggs (612) 455-1700	Anthony A. Barone (920) 458-7724

FOR IMMEDIATE RELEASE

J.L. FRENCH AUTOMOTIVE CASTINGS, INC. ANNOUNCES
SECOND QUARTER RESULTS

     MINNEAPOLIS, August 6, 2003 — J.L. French Automotive Castings, Inc., today announced results for its second quarter and six months ended June 30, 2003.

     For the second quarter of 2003, revenues were $133.0 million compared to $146.4 million in the 2002 period. Operating income was $12.8 million versus $16.6 million in the prior-year quarter. Earnings before interest, taxes, depreciation and amortization (EBITDA) decreased to $24.5 million from $28.1 million in the second quarter of 2002. EBITDA before the impact of loss contract reserves was $23.5 million in the second quarter of 2003 compared to $26.6 million in the 2002 period. Cash interest expense was $14.5 million, up from $12.0 million in the second quarter of 2002 as a result of higher weighted average interest rates in the 2003 period. During the second quarter, the company recorded non-cash income of $2.3 million related to exchange rates on debt denominated in foreign currencies.

     For the first half of 2003, revenues were $276.6 million, a decrease of $4.5 million compared to the 2002 period. Operating income was $27.4 million compared to $29.4 million in the first half of 2002. Before the impact of loss contract reserves, EBITDA increased to $49.0 million, or 17.7 percent of sales, in the six months of 2003 compared to $47.6 million, or 16.9 percent of sales, in the same period last year. As a result of the higher weighted average interest rates in the 2003 period, cash interest expense increased to $29.0 million versus $23.9 million in the first half of 2002. During the first six months, the company recorded non-cash income of $0.6 million related to exchange rates on debt denominated in foreign currencies.

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“While our revenues decreased from last year, we have continued to reduce our breakeven point,” said Anthony A. Barone, chief financial officer of J. L. French Automotive Castings. “In addition, as a result of both lower production volumes and productivity improvements, we have generated open capacity at our Sheboygan facilities. We are aggressively seeking new business to utilize this available capacity.”

     The following table reconciles net (loss) income to EBITDA and EBITDA before the impact of loss contract reserves for the three and six months ended June 30, 2003, and 2002:

	Three months ended		Six months ended
($ in thousands)	June 30,		June 30,

	2003	2002	2003	2002

Income (loss) before cumulative effect of accounting change	$(3,716)	$2,752	$(9,276)	$2,647
Provision for income taxes	29	1,416	97	1,779
Interest expense, net	18,810	12,462	37,187	25,018
Other (income)	(2,313)	—	(617)	—
Depreciation and amortization	11,731	11,462	23,330	22,705

EBITDA(1)	24,541	28,092	50,721	52,149
Loss contract reserve reversals	(1,059)	(1,466)	(1,722)	(4,500)

EBITDA before the impact of loss contract reserve reversals(1)	$23,482	$26,626	$48,999	$47,649

(1)	EBITDA and EBITDA before the impact of loss contract reserve reversals do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by accounting principles generally accepted in the United States, or GAAP, and our calculations thereof may not be comparable to that reported by other companies. EBITDA and EBITDA before the impact of loss contract reserve reversals are included in this press release because they are a basis upon which we assess our liquidity position and because certain covenants in our borrowing arrangements are tied to similar measures. We also believe that it is widely accepted that EBITDA provides useful information regarding a company’s ability to service and/or incur indebtedness. This belief is based on our negotiations with our lenders who have indicated that the amount of indebtedness we will be permitted to incur will be based, in part, on our EBITDA. EBITDA and EBITDA before the impact of loss contract reserve reversals do not take into account our working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary use.

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     J.L. French Automotive Castings, Inc., a privately held automotive supplier, is a leading global designer and manufacturer of highly engineered aluminum die cast automotive parts including oil pans, engine front covers and transmission cases. The company has manufacturing facilities in Sheboygan, Wis..; Glasgow, Ky.; San Andres de Echevarria, Spain; Saltillo, Mexico; as well as five plants in the United Kingdom. The company is based in Sheboygan, Wis., and has its corporate office in Minneapolis, Minn.

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are based on certain assumptions that the company has made in light of its experience in the industry as well as its perspective of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to (i) unanticipated difficulties servicing the level of indebtedness at the company, (ii) costs or operational difficulties related to integrating the operations of the acquired entities with those of the company being greater than expected; (iii) labor disputes involving the company or its significant customers, (iv) risks associated with conducting business in foreign countries, and (v) general economic or business conditions affecting the automotive industry, either nationally or regionally, being less favorable than expected.

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J.L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands — unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2003	2002	2003	2002

Sales	$132,963	$146,421	$276,584	$281,135
Cost of sales (1)	116,453	125,196	241,415	243,404

Gross profit	16,510	21,225	35,169	37,731
Selling, general and administrative expenses (1)	3,758	4,595	7,836	8,287
Restructuring charges	(58)	—	(58)	—

Operating income	12,810	16,630	27,391	29,444
Cash interest expense	14,525	12,013	28,980	23,874
Deferred interest and amortization of debt issue costs	4,285	449	8,207	1,144

Interest expense, net	18,810	12,462	37,187	25,018
Other (income)	(2,313)	—	(617)	—

Income (loss) before provision (benefit) for income taxes and cumulative effect of change in accounting principle	(3,687)	4,168	(9,179)	4,426
Provision for income taxes	29	1,416	97	1,779

Income (loss) before cumulative effect of change in accounting principle	(3,716)	2,752	(9,276)	2,647
Cumulative effective of change in accounting principle — writeoff of goodwill	—	—	—	(202,622)

Net income (loss)	$(3,716)	$2,752	$(9,276)	$(199,975)

(1)	Beginning in 2003, the Company began classifying certain plant related expenses as a cost of sales. Previously, these costs were classified as selling, general and administrative expenses. Results for the three and six months ended June 30, 2002 have been restated to conform to the new presentation. The restatement had no impact on previously reported operating income or net income.

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J.L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands — unaudited)

	June 30,	December 31,
	2003	2002

Assets
Current assets:
Cash and cash equivalents	$2,277	$3,337
Accounts receivable, net	46,698	49,574
Inventories	36,980	35,357
Assets held for sale	4,463	—
Other current assets	20,208	13,437

Total current assets	110,626	101,705
Property, plant and equipment, net	255,662	250,969
Intangible and other assets, net	111,935	112,265

	$478,223	$464,939

Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term debt	$15,323	$12,342
Accounts payable	66,730	56,187
Accrued liabilities	31,684	31,107

Total current liabilities	113,737	99,636
Long-term debt, net of current portion	406,733	398,221
Subordinated notes	175,000	175,000
Other noncurrent liabilities	24,339	26,593

Total liabilities	719,809	699,450

Redeemable common stock	60,000	60,000
Stockholders’ deficit:
Additional paid-in capital	87,538	87,538
Accumulated deficit	(380,609)	(371,333)
Accumulated other comprehensive loss	(8,515)	(10,716)

Total stockholders’ deficit	(301,586)	(294,511)

	$478,223	$464,939

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